Exhibit 4.1 (3)





        ________________________________________________________________

                        WARRANT TO PURCHASE COMMON STOCK

                                       OF

                               IKON VENTURES, INC.

         _______________________________________________________________



                   THIS WARRANT AND THE SHARES OF COMMON STOCK
                     ISSUABLE PURSUANT TO THIS WARRANT HAVE
              NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                  AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD,
                     PLEDGED OR OTHERWISE TRANSFERRED UNLESS
                  REGISTERED UNDER THE ACT OR AN EXEMPTION FROM
                         SUCH REGISTRATION IS AVAILABLE.



         FOR VALUE RECEIVED, Ikon Ventures, Inc., a Nevada corporation (the "Company"), grants the following rights to ___________________ , having an address at __________________ ("Holder").

ARTICLE 1. DEFINITIONS. As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

                  (a) "Common Stock" shall mean the common stock, par value $.01 per share, of the Company.

                  (b) "Corporate Office" shall mean the office of the Company (or its successor) at which at any particular time its principal business shall be administered, which office is located at the date hereof at 5 Craysfort House, 14 West Halkin Street, London SW1X 8JS, England..

                  (c) "Exercise Date" shall mean any date upon which the Holder shall give the Company a Notice of Exercise.

                  (d) "Exercise Price" shall mean the price to be paid to the Company for each share of Common Stock to be purchased upon exercise of this Warrant in accordance with the terms hereof which shall be $7.50.

                  (e) "Expiration Date" shall mean 5:00 p.m. (New York time) on _______ 2000.

                  (f) "SEC" shall mean the United States Securities and Exchange Commission.

ARTICLE 2.        EXERCISE.

         2.1 Exercise of Warrant. This Warrant shall entitle Holder to purchase up to ___________ shares of Common Stock (the "Shares") at the Exercise Price. This Warrant shall be exercisable at any time and from time to time prior to the Expiration Date (the "Exercise Period"). This Warrant and the right to purchase Shares hereunder shall expire and become void at the Expiration Date.

         2.2 Acceleration of Exercise Period. The Company shall have the right, at any time after the Common Stock has traded for twenty-one consecutive days with a daily closing bid price of $10.00 or more per share, to accelerate the Exercise Period by sending to the Holder, at the Holder's address written above, a Notice of Acceleration in substantially the form attached as Appendix I hereto (the "Notice"). In the event the Company does accelerate the Exercise Period, the Holder shall have ten (10) days from the date the Holder receives the Notice within which to exercise this Warrant in the manner provided for in
Section 2.3, after which time this Warrant and the right to purchase the Shares hereunder, to the extent not previously exercised, shall expire and become void. The Holder shall be deemed to have received the Notice five (5) days after the date the Notice is deposited in the U.S. Mails.

         2.3      Manner of Exercise.

                  (a) Holder may exercise this Warrant at any time and from time to time during the Exercise Period, in whole or in part (but not in denominations of fewer than 2,500 Shares, except upon an exercise of this Warrant with respect to the remaining balance of Shares purchasable hereunder at the time of exercise), by delivering to the Company at its Corporate Office (i) a duly executed Notice of Exercise in substantially the form attached as Appendix II hereto and (ii) a bank cashier's or certified check for the aggregate Exercise Price of the Shares being purchased.

                  (b) From time to time upon exercise of this Warrant, in whole or part, in accordance with its terms, the Company will cause its transfer agent to countersign and deliver stock certificates to the Holder representing the number of Shares being purchased pursuant to such exercise, subject to adjustment as described herein.

                  (c) Promptly following any exercise of this Warrant, if the Warrant has not been fully exercised and has not expired, the Company will deliver to the Holder a new Warrant for the balance of the Shares covered hereby.

         2.4 Termination. All rights of the Holder in this Warrant, to the extent they have not been exercised, shall terminate on the Expiration Date.

         2.5      No Rights Prior to Exercise. Prior to its exercise pursuant to
Section 2.3 above, this Warrant shall not entitle the Holder to any voting or other rights as holder of Shares.

         2.6 Adjustments. In case of any reclassification, capital reorganization, stock dividend or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization, stock dividend or other change of outstanding shares or Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Company shall cause effective provision to be made so that the Holder shall have the right thereafter, by exercising this Warrant, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization, stock dividend or other change, consolidation, merger, sale or conveyance as the Holder would have been entitled to receive had the Holder exercised this Warrant in full immediately before such reclassification, capital reorganization, stock dividend or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2.5. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations, stock dividends and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

         2.7 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional Share interest by paying Holder the amount computed by multiplying the fractional interest by the closing bid price of a full Share on the date of the Notice of Exercise.

ARTICLE 3.        REPRESENTATIONS AND COVENANTS OF THE COMPANY.

         3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

                  (a) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance, be duly authorized, validly issued, fully-paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws, and not subject to any pre-emptive rights.

                  (b) The Company is a corporation duly organized and validly existing under the laws of the State of Nevada, and has the full power and authority to issue this Warrant and to comply with the terms hereof. The execution, delivery and performance by the Company of its obligations under this Warrant, including, without limitation, the issuance of the Shares upon any exercise of the Warrant have been duly authorized by all necessary corporate action. This Warrant has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting enforceability of creditors' rights generally and except as the availability of the remedy of specific enforcement, injunctive relief or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

                  (c) The Company is not subject to or bound by any provision of any certificate or articles of incorporation or by-laws, mortgage, deed of trust, lease, note, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction or any applicable provision of any law, statute, judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator which could prevent or be violated by or under which there would be a default (or right of termination) as a result of the execution, delivery and performance by the Company of this Warrant.

ARTICLE 4.        MISCELLANEOUS.

         4.1 Transfer. This Warrant may not be transferred or assigned, in whole or in part, at any time, except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of an investment representation letter and a legal opinion reasonably satisfactory to the Company), provided that this Warrant may not be transferred or assigned such that either the Holder or any transferee will, following such transfer or assignment, hold a Warrant for the right to purchase fewer than 2,500 Shares.

         4.2 Transfer Procedure. Subject to the provisions of Section 5.1, Holder may transfer or assign this Warrant by giving the Company notice setting forth the name, address and taxpayer identification number of the transferee or assignee, if applicable (the "Transferee"), and surrendering this Warrant to the Company for reissuance to the Transferee (and the Holder, in the event of a transfer or assignment of this Warrant in part). (Each of the persons or entities in whose name any such new Warrant shall be issued are herein referred to as a Holder").

         4.3 Loss, Theft, Destruction or Mutilation. If this Warrant shall become mutilated or defaced or be destroyed, lost or stolen, the Company shall execute and deliver a new Warrant in exchange for and upon surrender and cancellation of such mutilated or defaced Warrant or, in lieu of and in substitution for such Warrant so destroyed, lost or stolen, upon the Holder filing with the Company evidence satisfactory to it that such Warrant has been so mutilated, defaced, destroyed, lost or stolen. However, the Company shall be entitled, as a condition to the execution and delivery of such new Warrant, to demand indemnity satisfactory to it and payment of the expenses and charges incurred in connection with the delivery of such new Warrant. Any Warrant so surrendered to the Company shall be cancelled.

         4.4 Notices. All notices and other communications from the Company to the Holder or vice versa shall be deemed delivered and effective when given personally, by facsimile transmission and confirmed in writing or mailed by first-class registered or certified mail, postage prepaid at such address and/or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or the Holder from time to time.

         4.5 Waiver. This Warrant and any term hereof may be changed, waived, or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

         4.6 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of the Company's incorporation, without giving effect to its principles regarding conflicts of law.



Dated:  _______________, 1997

Attest:



                                              IKON VENTURES, INC.

                                              By: ______________________________

                                              Name: ____________________________

                                              Title: ___________________________

                                                                      APPENDIX I

                             NOTICE OF ACCELERATION


                                              Dated:     _______________________


Ikon Ventures, Inc. (the "Company") does hereby notify you of its election to exercise its right, pursuant to Section 2.2 of the Warrants issued to you by the Company on _________, 1997 (the "Warrant"), to accelerate the exercise period of such Warrants. Please be advised that you have ten (10) days from the date you receive this Notice of Acceleration (the "Ten-Day Period") to exercise your Warrants in the manner provided for in the Warrants. You will be deemed to have received this Notice of Acceleration five (5) days after the above date when this Notice of Acceleration was first deposited in the U.S. Mails.


You will automatically forfeit your right to purchase the shares of common stock issuable upon exercise of such Warrants, to the extent not previously purchased, unless the Warrants are exercised before the end of the Ten-Day Period.


                                                  Ikon Ventures, Inc.

                                                  By: __________________________

                                                  Name: ________________________

                                                  Title: _______________________

                                   APPENDIX II

                               NOTICE OF EXERCISE


         1. The undersigned hereby elects to purchase ______ shares of the Common Stock of Ikon Ventures, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

         2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:



                    _________________________________________________
                                     (Name)



                    _________________________________________________
                                    (Address)

         3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.



                               _________________________________________________
                                       (Signature)


_______________________
        (Date)